Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	Doug Hesney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9661	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dhesney@makovsky.com	Email: dstasse@trinseo.com

Trinseo Reports Second Quarter 2018 Financial Results; Affirms 2018 Full Year Outlook

Second Quarter 2018 Highlights

•                  Net Income of $98 million and diluted EPS of $2.24

•                  Adjusted EPS of $2.40

•                  Adjusted EBITDA of $170 million

•                  Cash provided by operating activities of $142 million; Free Cash Flow of $113 million

	Three Months Ended
	June 30,
$millions, except per share data	2018	2017
Net Sales	1,237	1,145
Net Income	98	60
EPS(Diluted) ($)	2.24	1.34
Adjusted Net Income*	105	63
Adjusted EPS ($)*	2.40	1.39
EBITDA*	162	124
Adjusted EBITDA*	170	126

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa — August 2, 2018 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its second quarter 2018 financial results with net sales of $1,237 million, net income of $98 million, and earnings per diluted share of $2.24. Second quarter Adjusted EPS was $2.40 and Adjusted EBITDA was $170 million.

Net sales in the second quarter increased 8% versus prior year due to higher sales volume across all segments except for Feedstocks as well as favorable currency, as the euro strengthened in comparison to the U.S. dollar, which had a positive impact across all segments. These impacts were partially offset by lower prices due to the pass through of lower butadiene cost, which was partially offset by the pass through of higher styrene cost. Second quarter net income of $98 million was $38 million higher than prior year. Second quarter Adjusted EBITDA of $170 million was $44 million higher than prior year. The higher profitability was from higher styrene margins, favorable currency impacts, as well as favorable net timing in the current year, due to increasing raw material costs, in comparison to unfavorable net timing in the prior year. Lower margins outside of the Feedstocks segment, including impacts from raw material costs, were more than offset by higher sales volume across nearly all segments except Feedstocks.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “We started the year with record profitability in the first quarter and continued that momentum with strong profitability in the second quarter, with total company performance in line with guidance. In addition, we had strong cash generation and returned $52 million to shareholders via share repurchases and dividends.”

Second Quarter Results and Commentary by Business Segment

•                  Latex Binders net sales of $281 million for the quarter decreased 4% versus prior year. Higher sales volume to the carpet and adhesives & construction markets was more than offset by the pass through of lower butadiene cost. Adjusted EBITDA of $36 million was flat to prior year. Higher sales volume as well as favorable currency impacts were offset by unfavorable raw material impacts, including increasing butadiene cost in Asia.

•                  Synthetic Rubber net sales of $155 million for the quarter decreased 11% versus prior year. Higher SSBR and ESBR sales volumes as well as favorable currency impacts were more than offset by the pass through of lower butadiene cost. Adjusted EBITDA of $31 million was $3 million above prior year. Favorable net timing impacts were partially offset by lower margins across several products, including impacts from higher raw material and utility costs.

•                  Performance Plastics net sales of $413 million for the quarter was 22% above prior year due to higher sales volume, mainly from our China ABS expansion, as well as favorable currency impacts. In addition, API Plastics contributed a 4% increase in net sales. Adjusted EBITDA of $49 million was $1 million above prior year, and included an approximate $10 million unfavorable impact from planned maintenance activities.

•                  Polystyrene net sales of $286 million for the quarter was 22% above prior year due primarily to higher sales volume in Asia, currency, as well as the pass through of higher raw material costs. Adjusted EBITDA of $14 million was $7 million above prior year due to favorable net timing impacts as well as higher sales volume in Asia.

•                  Feedstocks net sales of $102 million for the quarter was 5% below prior year due to lower styrene related sales volume. This was partially offset by currency impacts as well as the pass through of higher styrene prices. Adjusted EBITDA of $32 million was $33 million above prior year due mainly to higher styrene margins as well as favorable net timing.

•                  Americas Styrenics Adjusted EBITDA of $33 million for the quarter was $3 million above prior year due mainly to higher styrene margin, including an unfavorable impact in the prior year from lower margin spot sales following a maintenance outage.

Second Quarter Cash Generation

Cash provided by operating activities for the quarter was $142 million and capital expenditures were $29 million, resulting in Free Cash Flow for the quarter of $113 million. Second quarter cash from operations and Free Cash Flow included approximately $13 million of lower working capital. At the end of the quarter, the Company had $451 million of cash after $37 million of share repurchases during the quarter. For a reconciliation of Free Cash Flow to cash provided by operating activities, see note 3 below.

Outlook

•                  Third quarter 2018 net income of $88 million to $96 million and earnings per diluted share of $2.00 to $2.19

•                  Third quarter 2018 Adjusted EBITDA of $150 million to $160 million and Adjusted EPS of $2.00 to $2.19

•                  Full year 2018 net income of $393 million to $410 million and earnings per diluted share of $8.95 to $9.32

•                  Full year 2018 Adjusted EBITDA of $665 million to $685 million and Adjusted EPS of $9.15 to $9.52

Commenting on the outlook for the third quarter and full year 2018 Pappas said, “While we expect continued solid performance and cash generation in the third quarter, profitability should be sequentially lower due to seasonality, a lower level of planned styrene outages resulting in decreasing styrene margins, and a somewhat softer tire market demand.”

Pappas continued, “Looking ahead to the full year performance, we are affirming our previous guidance and we remain focused on strong cash generation.”

For a reconciliation of third quarter and full year 2018 net income to Adjusted EBITDA and Adjusted EPS, see note 2 below. Additionally, refer to the appendix within Exhibit 99.3 of our Form 8-K, dated August 2, 2018, for further details on how net timing impacts are defined and calculated for our segments.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its second quarter 2018 financial results on Friday, August 3, 2018 at 10 AM Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: +1 866-393-4306

Participant International Dial-In Number: +1 734-385-2616

Conference ID: 1082289

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its second quarter 2018 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until August 3, 2019.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.4 billion in net sales in 2017, with 16 manufacturing sites around the world, and approximately 2,200 employees. For more information visit www.trinseo.com.

Recast of Financial Statements for New Accounting Standard

On January 1, 2018, the Company adopted pension accounting guidance that requires employers to present the service cost component of net periodic benefit cost in the same statement of operations line item as other employee compensation costs arising from services rendered during the period. As a result of this adoption, for the three and six months ended June 30, 2017, the Company reclassified net periodic benefit cost of $1.3 million and $2.5 million, respectively, from “Cost of sales”, and $0.7 million and $1.5 million, respectively, from “Selling, general, and administrative expenses”, to “Other expense (income), net” within the condensed consolidated statement of operations.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, Adjusted EBITDA, EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These income measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “target,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets; the inability of the Company to execute on its business strategy; volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of chemical products; compliance with laws and regulations impacting our business; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net sales	$1,236.6	$1,145.2	$2,358.1	$2,249.7
Cost of sales	1,073.9	1,018.7	2,020.2	1,924.2
Gross profit	162.7	126.5	337.9	325.5
Selling, general and administrative expenses	61.7	54.7	126.1	114.3
Equity in earnings of unconsolidated affiliates	33.2	29.9	78.8	49.2
Operating income	134.2	101.7	290.6	260.4
Interest expense, net	10.8	18.7	25.7	36.9
Loss on extinguishment of long-term debt	0.2	—	0.2	—
Other expense (income), net	4.5	4.0	0.8	(2.1)
Income before income taxes	118.7	79.0	263.9	225.6
Provision for income taxes	20.4	18.8	45.3	48.1
Net income	$98.3	$60.2	$218.6	$177.5
Weighted average shares- basic	43.1	43.9	43.3	44.0
Net income per share- basic	$2.28	$1.37	$5.05	$4.03
Weighted average shares- diluted	43.8	45.0	44.2	45.2
Net income per share- diluted	$2.24	$1.34	$4.95	$3.93

Dividends per share	$0.40	$0.36	$0.76	$0.66

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions, except per share data)

(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$451.4	$432.8
Accounts receivable, net of allowance for doubtful accounts	763.3	685.5
Inventories	531.7	510.4
Other current assets	28.9	17.5
Total current assets	1,775.3	1,646.2

Investments in unconsolidated affiliates	163.8	152.5
Property, plant and equipment, net of accumulated depreciation	600.4	627.0
Other assets
Goodwill	70.2	72.5
Other intangible assets, net	197.3	207.5
Deferred income tax assets	32.6	35.5
Deferred charges and other assets	35.2	30.8
Total other assets	335.3	346.3
Total assets	$2,874.8	$2,772.0

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$7.0	$7.0
Accounts payable	448.3	436.8
Income taxes payable	15.8	35.9
Accrued expenses and other current liabilities	146.7	146.9
Total current liabilities	617.8	626.6
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,162.6	1,165.0
Deferred income tax liabilities	44.7	49.2
Other noncurrent obligations	247.9	256.4
Total noncurrent liabilities	1,455.2	1,470.6

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000.0 shares authorized (June 30, 2018: 48.8 shares issued and 43.0 shares outstanding ; December 31, 2017: 48.8 shares issued and 43.4 shares outstanding)	0.5	0.5
Additional paid-in-capital	569.1	578.8
Treasury shares, at cost (June 30, 2018: 5.8 shares; December 31, 2017: 5.4 shares)	(333.3)	(286.8)
Retained earnings	713.4	527.9
Accumulated other comprehensive loss	(147.9)	(145.6)
Total shareholders’ equity	801.8	674.8
Total liabilities and shareholders’ equity	$2,874.8	$2,772.0

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Cash provided by operating activities	$182.4	$36.6

Cash flows from investing activities
Capital expenditures	(59.5)	(74.3)
Proceeds from capital expenditures subsidy	1.0	—
Proceeds from the sale of businesses and other assets	1.8	43.7
Distributions from unconsolidated affiliates	—	0.9
Cash used in investing activities	(56.7)	(29.7)

Cash flows from financing activities
Deferred financing fees	(0.6)	—
Short-term borrowings, net	(0.1)	(0.1)
Purchase of treasury shares	(60.5)	(56.4)
Dividends paid	(31.8)	(26.5)
Proceeds from exercise of option awards	2.3	6.0
Withholding taxes paid on restricted share units	(8.3)	(0.3)
Net proceeds from issuance of 2024 Term Loan B	696.5	—
Repayments of 2024 Term Loan B	(700.0)	—
Repayments of 2021 Term Loan B	—	(2.5)
Cash used in financing activities	(102.5)	(79.8)
Effect of exchange rates on cash	(4.6)	7.7
Net change in cash and cash equivalents	18.6	(65.2)
Cash and cash equivalents—beginning of period	432.8	465.1
Cash and cash equivalents—end of period	$451.4	$399.9

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In millions)	2018	2017	2018	2017
Latex Binders	$280.8	$291.5	$536.1	$580.5
Synthetic Rubber	155.3	174.0	304.5	337.4
Performance Plastics	412.8	339.2	815.6	676.2
Polystyrene	285.6	233.5	525.2	461.7
Feedstocks	102.1	107.0	176.7	193.9
Americas Styrenics*	—	—	—	—
Total Net Sales	$1,236.6	$1,145.2	$2,358.1	$2,249.7

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statement of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
(In millions, except per share data)	June 30, 2018	June 30, 2017
Net income	$98.3	$60.2
Interest expense, net	10.8	18.7
Provision for income taxes	20.4	18.8
Depreciation and amortization	32.3	26.3
EBITDA	$161.8	$124.0
Loss on extinguishment of long-term debt	0.2	—	Loss on extinguishment of long-term debt
Restructuring and other charges (a)	1.2	1.1	Selling, general, and administrative expenses
Acquisition transaction and integration costs (b)	0.2	1.1	Selling, general, and administrative expenses
Other items (c)	6.8	—	Cost of sales, Selling, general, and administrative expenses; Other expense (income), net
Adjusted EBITDA	170.2	$126.2
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$170.2	$126.2
Interest expense, net	10.8	18.7
Provision for income taxes — Adjusted (d)	22.3	19.2
Depreciation and amortization — Adjusted (e)	32.1	25.8
Adjusted Net Income	$105.0	$62.5
Adjusted EPS	$2.40	$1.39

Adjusted EBITDA by Segment:
Latex Binders	$36.0	$36.1
Synthetic Rubber	30.6	27.7
Performance Plastics	48.9	48.5
Polystyrene	13.7	6.8
Feedstocks	32.4	(1.2)
Americas Styrenics	33.2	29.9
Corporate unallocated	(24.6)	(21.6)
Adjusted EBITDA	$170.2	$126.2

(a)                  Restructuring and other charges primarily relate to charges incurred in connection with the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands as well as the Company’s decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy.

Note that the accelerated depreciation charges incurred as part of the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands are included within the “Depreciation and amortization” caption above, and therefore are not included as a separate adjustment within this caption.

(b)                  Acquisition transaction and integration costs for the periods presented above relate to advisory and professional fees incurred in conjunction with the Company’s acquisition of API Plastics.

(c)                   Other items for the three months ended June 30, 2018 primarily relate to advisory and professional fees incurred in conjunction with the Company’s initiative to transition business services from The Dow Chemical Company, including certain administrative services such as accounts payable, logistics, and IT services, as well as fees incurred in conjunction with the Company’s term loan repricing which was completed during the second quarter of 2018.

(d)                  Adjusted to remove the tax impact of the items noted in (a),(b),(c) and (e). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year, or (2) for items treated discretely for tax purposes, we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred. Additionally, the three months ended June 30, 2018 excludes a

$1.2 million discrete tax benefit related to certain legal entity restructuring, partially offset by $0.6 million in tax expense related to adjustments in reserves for uncertain tax positions.

(e)                   For the three months ended June 30, 2018 and 2017 the amounts exclude accelerated depreciation of $0.3 million and $0.6 million, respectively, related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the three months ended September 30, 2018, as well as for the full year ended December 31, 2018.  See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

	Three Months Ended	Year Ended
(In millions, except per share data)	September 30, 2018	December 31, 2018
Adjusted EBITDA	$150 - 160	$665 - 685
Interest expense, net	(11)	(48)
Provision for income taxes	(19) – (21)	(84) – (87)
Depreciation and amortization	(32)	(129)
Reconciling items to Adjusted EBITDA (f)	—	(11)
Net Income	88 - 96	393 - 410
Reconciling items to Adjusted Net Income (f)	—	9
Adjusted Net Income	88 - 96	402 - 419

Weighted average shares- diluted (g)	43.8	44.0
EPS - diluted	$2.00 – 2.19	$8.95 – 9.32
Adjusted EPS	$2.00 – 2.19	$9.15 – 9.52

(f)                    Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted three months ended September 30, 2018 and full year ended December 31, 2018, we have not included estimates for these items.

(g)                   Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in millions)	2018	2017	2018	2017
Cash provided by operating activities	$141.6	$62.3	$182.4	$36.6
Capital expenditures	(28.9)	(38.2)	(59.5)	(74.3)
Free Cash Flow	$112.7	$24.1	$122.9	$(37.7)